                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G

                                 (Rule 13d-102)




       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)(1)




                         Corsair Communications, Inc.
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 220406 10 2
  -----------------------------------------------------------------------------
                                 (Cusip Number)


                               December 31, 1999
  -----------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

 CUSIP NO. 220406-10-2                                                                 PAGE 2 OF 5 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSONS                                                                         |
|     | I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                                                       |
|     |                                                                                                   |
|     | TRW Inc. ("TRW")                                                                                  |
|     | I.R.S. No. 34-0575430                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                             ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | Ohio                                                                                              |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |          0                                                      |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |          0                                                      |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |          0                                                      |
|                               |-------|-----------------------------------------------------------------|
|             PERSON            |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|              WITH             |       |          0                                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |          0                                                                                        |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES                                                                                      [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     |       N/A                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON                                                                          |
|     |                                                                                                   |
|     |   CO                                                                                              |
-----------------------------------------------------------------------------------------------------------

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Page 3 of 5 Pages



ITEM 1 (A).  NAME OF ISSUER:

        Corsair Communications, Inc.
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ITEM 1 (B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        3408 Hillview Avenue
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        Palo Alto, California  94304
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ITEM 2 (A).  NAME OF PERSON FILING:

        TRW Inc.
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ITEM 2 (B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

        1900 Richmond Road
-----------------------------------------------------------------------------
        Cleveland, Ohio  44124
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ITEM 2 (C).  CITIZENSHIP:

Ohio
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ITEM 2 (D).  TITLE OF CLASS OF SECURITIES:

Corsair Common Stock
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ITEM 2 (E).  CUSIP NUMBER:

             220406 10 2
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ITEM 3.         If this statement is filed pursuant to Rule 13d-1(b), or
                     13d - 2(b), check whether the person filing is a:

        (a)  [ ]    Broker or Dealer registered under Section 15 of the Act

        (b)  [ ]    Bank as defined in section 3(a)(6) of the Act

        (c)  [ ]    Insurance Company as defined in section 3(a)(19) of the Act

        (d)  [ ]    Investment Company registered under section 8 of the
                    Investment Company Act

        (e)  [ ]    Investment Adviser registered under section 203 of the
                    Investment Advisers Act of 1940

        (f)  [ ]    Employee Benefit Plan, Pension Fund which is subject to
                    the provisions of the Employee Retirement Income Security
                    Act of 1974 or Endowment Fund; see 240.13d-1(b)(1)(ii)(F)

        (g)  [ ]    Parent Holding Company, in accordance with
                    240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h)  [ ]    Group, in accordance with 240.13d-1(b)(1)(ii)(H)

Page 4 of 5 Pages


ITEM 4.  OWNERSHIP:

          (a)  Amount beneficially owned:                                               0         As of December 31, 1999
                                                                            ---------------------
          (b)  Percent of class:                                                      N/A         As of December 31, 1999
                                                                            ---------------------
          (c)  Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote                                      0
                                                                                         --------
             (ii) Shared power to vote or to direct the vote                                    0
                                                                                         --------
            (iii) Sole power to dispose or to direct the disposition of                         0
                                                                                         --------
             (iv) Shared power to dispose or to direct the  disposition of                      0
                                                                                         --------



ITEM 5.   Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   Ownership of More Than Five Percent on Behalf of Another
          Person:

          Not applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

          Not applicable

ITEM 8.   Identification and Classification of Members of the
          Group:

          Not applicable

ITEM 9.   Notice of Dissolution of Group:

          Not applicable

ITEM 10.  Certification:

          Not Applicable
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Page 5 of 5 Pages


                                  Signature(s)

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2000                 TRW Inc.


                                        By:    /s/ Kathleen A. Weigand
                                               Kathleen A. Weigand
                                               Vice President, Assistant
                                               General Counsel and
                                               Assistant Secretary